UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                  FORM 4

[ ] Check this box if no longer                  OMB APROVAL
    subject to Section 16. Form 4 or             OMB NUMBER:  3235-0287
    Form 5 obligations may continue.             Expires: December 31, 2001
    See Instruction 1(b).                        Estimated average burden
                                                 hours per response........0.5

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.   Name and Address of Reporting Person*

     Morgan Stanley Capital Partners III, Inc.
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     (Last)                         (First)                      (Middle)

     1221 Avenue of the Americas
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                                   (Street)

     New York                         NY                          10020
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     (City)                         (State)                       (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Catalytica Energy Systems, Inc. (CESI)
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3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

     08/01
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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7.   Individual or Joint/Group Filing (Check Applicable Line)

      Form filed by One Reporting Person
---

 X    Form filed by More than One Reporting Person
---

                                   Table I -- Non-Derivative Securities Acquired, Disposed of, or
                                                         Beneficially Owned


1.   Title of Security    2. Trans-  3. Trans-     4. Securities Acquired  5. Amount of Securities  6. Ownership      7. Nature of
     (Instr. 3)              action     action        (A) or Disposed of      Beneficially Owned       Form: Direct      Indirect
                             Date       Code          (D) (Instr. 3, 4        at End of Month          (D) or In-        Beneficial
                                        (Instr.8)     and 5)                  (Instr. 3 and 4)         direct (I)        Ownership
                             (Month/                                                                   (Instr. 4)        (Instr. 4)
                             Day/                         (A) or
                             Year)    Code    V    Amount   (D)    Price
------------------------- ---------   ----   ---   -------  --- ---------  --------------------     --------------    -------------
Common Stock              08/13/01     S          750,000   D     $11.5405      3,386,748                 I(1)        Through
                                                                                                                      Parnerships




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)




                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of                   2. Conversion or   3. Transaction Date   4. Transaction  5. Number of      6. Date Exercisable and
    Derivative                    Exercise Price     (Month/Day/Year)      Code            Derivative        Expiration Date
    Security                      of Derivative                            (Instr. 8)      Securities        (Month/Day/Year)
    (Instr. 3)                    Security                                                 Acquired (A)
                                                                                           or Disposed of
                                                                                           (D) (Instr. 3,
                                                                                           4 and 5)
                                                                                                               Date       Expiration
                                                                          Code  V          (A)   (D)        Exercisable      Date
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



1.  Title of                   7. Title and Amount of            8. Price of      9. Number of     10. Ownership    11. Nature of
    Derivative                    Underlying Securities             Derivative       derivative        Form of          Indirect
    Security                      (Instr. 3 and 4)                  Security         Securities        Derivative       Beneficial
    (Instr. 3)                                                      (Instr. 5)       Beneficially      Security:        Ownership
                                                        Amount                       Owned at End      Direct (D)       (Instr. 4)
                                                        or                           of Month          or Indirect
                                                        Number                       (Instr. 4)        (I)
                                                        of                                             (Instr. 4)
                                   Title                Shares
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


Explanation of Responses:

1 Except for Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital
  Investors, L.P. which will hold the common stock directly.  Includes 2,995,781 shares held directly by Morgan
  Stanley Capital Partners III, L.P., 84,253 shares held directly by Morgan Stanley Capital Investors, L.P and 306,714
  shares held directly by MSCP III 892 Investors, L.P. MSCP III, LLC is the general partner of the funds. Morgan
  Stanley Capital Partners III, Inc. is the member of the general partner of the funds and is a wholly owned subsidiary of Morgan Stanley Dean Witter & Co.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                   /s/ Peter Vogelsang            September 10, 2001
                                                                         ---------------------------------------  ------------------
                                                                             **Signature of Reporting Person              Date

Note: File three copies of this Form, one of which must be manually      By:  Peter Vogelsang, authorized
      signed.                                                                 signatory for
      If space is insufficient, see Instruction 6 for procedure.              Morgan Stanley Dean Witter & Co. and
                                                                              Secretary of Morgan Stanley Capital
Potential persons who are to respond to the collection of information         Partners III, Inc. the member of
contained in this form are not required to respond unless the form            MSCP III, LLC, the general partner of
displays a currently valid OMB Number.                                        Morgan Stanley Capital Partners III, L.P.,
                                                                              MSCP III 892 Investors, L.P. and
                                                                              Morgan Stanley Capital Investors, L.P.



                                                                                                                              Page 2

                            JOINT FILER INFORMATION

Each of the following joint filers has designated Morgan Stanley Capital Partners III, Inc. as the "Designated Filer" for purposes of Item 1 of the attached Form 3:

          (1)  Morgan Stanley Dean Witter & Co. ("MSDW")
               1585 Broadway
               New York, New York 10036

          (2)  MSCP III, LLC
               1221 Avenue of the Americas
               New York, New York 10020

          (3) Morgan Stanley Capital Partners III, L.P. ("Partners") 1221 Avenue of the Americas
               New York, New York 10020

          (4)  MSCP III 892 Investors, L.P. ("892 Investors")
               1221 Avenue of the Americas
               New York, New York 10020

          (5)  Morgan Stanley Capital Investors, L.P. ("MSCI")
               1221 Avenue of the Americas
               New York, New York 10020

Issuer & Ticker Symbol: Catalytica Energy Systems, Inc. (CESI)

Date of Event Requiring Statement: 8/13/01

Signature: /s/ Peter R. Vogelsang
           -------------------------------------------------------
           By: Peter R. Vogelsang, as authorized signatory
               for MSDW and as secretary of Morgan Stanley
               Capital Partners III, Inc., the member of
               MSCP III, LLC, the general partner of each of
               Partners III, L.P., 892 Investors and MSCI